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                                                                    EXHIBIT 15.1

The Board of Directors and Stockholders
D.R. Horton, Inc.

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of D.R. Horton, Inc. for the registration of an aggregate maximum of $1,000,000,000 of its debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts, trust securities and units of our report dated January 23, 2002 relating to the unaudited condensed consolidated interim financial statements of Schuler Homes, Inc. that are included in its Form 10-Q for the quarter ended December 31, 2001.

                                                           /s/ Ernst & Young LLP

Los Angeles, California
March 22, 2002